Exhibit 10.4
SEPARATION AGREEMENT AND GENERAL RELEASE
     This SEPARATION AGREEMENT AND GENERAL RELEASE (this “Agreement”) is hereby made between Patrick G. Mackey (“EMPLOYEE”) and Berliner Communications, Inc. and its divisions, affiliates, subsidiaries, predecessors, successors, assigns, related business entities, attorneys and agents (collectively, “BCI”). Collectively, EMPLOYEE and BCI are referred to as the “Parties”. This Agreement will become effective on date the EMPLOYEE executes this Agreement (the “Effective Date”).
     WHEREAS, EMPLOYEE and BCI entered into an Employment Agreement (the “Employment Agreement”) dated January 1, 2006;
     WHEREAS, EMPLOYEE and BCI have agreed that EMPLOYEE’s employment will terminate by mutual agreement effective as of the close of business on Friday, June 29, 2007 (the “Termination Date”); and
     WHEREAS, EMPLOYEE and BCI have agreed to settle fully and finally any and all matters and/or controversies between them relating to EMPLOYEE’s employment and termination thereof and acknowledge the receipt of other good and valuable consideration.
     NOW, THEREFORE, with the intent to be legally bound hereby, and in consideration of the mutual promises and covenants contained herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, BCI and EMPLOYEE agree to the terms and conditions set forth below:
1. Salary: BCI agrees to continue to pay EMPLOYEE his annual compensation of $234,000.00 (which includes a car allowance of $9,000), less ordinary and customary withholdings including EMPLOYEE’S withholdings for BCI’s 401(k) plan, for the four-month period ending on the Termination Date (“Separation Period”). EMPLOYEE will receive the annual compensation continuation under the same payroll schedule as active employees. EMPLOYEE shall also receive reimbursement by BCI for all reasonable out-of-pocket business expenses (including monthly expense of cellular telephone) properly incurred in connection with his employment prior to the Termination Date in accordance with BCI’s normal reimbursement policies, and consistent with EMPLOYEE’s standard past practices. BCI agrees that EMPLOYEE’S annual compensation will continue to Termination Date whether or not EMPLOYEE accepts another position during the Separation Period. BCI agrees that benefits reference in paragraph 2 to the extent not covered by EMPLOYEE’s new employer will continue to during Separation Period.
2. Benefits: Employee will continue to receive all benefits (including payment of current office space and administrative expenses) throughout the Separation Period as such benefits have been previously provided to EMPLOYEE. As of the Termination Date, EMPLOYEE shall be eligible to elect the continuance of group health insurance, dental, and life insurance benefits (if EMPLOYEE is currently enrolled in the BCI sponsored plan), in accordance with the federal COBRA law, at EMPLOYEE’s expense. At EMPLOYEE’S option, EMPLOYEE may elect to continue to participate in BCI’s 401(k) plan, pursuant to the standard terms and conditions of such plan. In addition, BCI shall pay EMPLOYEE a one-time amount of $5,000.00 to be used to assist EMPLOYEE with out-placement service expenses.

3. Termination of Employment. EMPLOYEE acknowledges and agrees that (1) he will resign as Principal Financial Officer and Senior Vice President of BCI and Berliner Communications, Inc. on March 1, 2006 (BCI intends to file a Form 8-K as required by law within four business days thereafter, and EMPLOYEE will be provided with an opportunity to review and comment on same), and (2) continue as an employee until the Termination Date. EMPLOYEE acknowledges and agrees that he is due no other compensation, benefits or other consideration of any kind, other than as specifically identified in this Agreement. As of the close of business on the Termination Date, EMPLOYEE shall have no further duties as an employee of BCI, but will still be subject to an continuing obligations expressly provided for in this Agreement, such as the duty of confidentiality.
4. Cooperation: EMPLOYEE agrees to cooperate with all reasonable requests for assistance, at a mutually convenient time, made by BCI, at no additional charge, in connection with matters he worked on while employed by BCI, including without limitation: (i) guidance with respect to the preparation of the third quarter fiscal 2007 Report on Form 10-Q (with no certification obligations), (ii) completion of all financial work related to Digitcom transaction, including post closing integration assistance as required, (iii) assistance with closing CIT revolver, as needed, (iv) documentation of all current responsibilities and creation of transition plan to BCI employees in coordination with CEO and CFO (and closure of existing projects to the extent possible), (v) documentation of files, organization of files and transfer to BCI as part of transition plan and (vi) continued general availability throughout the Separation Period on a diminishing basis until the Termination Date.
5. Equipment and Property: EMPLOYEE agrees to promptly return to BCI all BCI property including, but not limited to, any and all computers (laptops or desktops), cellular telephone, Blackberry (or similar personal assistant device), BCI identification cards, card key passes, corporate credit cards, corporate phone cards, files, memoranda, keys, any other hardware and/or software that is in his possession, and he agrees that he will not retain any duplicates or reproductions of such items unless agreed to by BCI in writing.
6. Release:
     6.1 In consideration of the arrangements described in the preceding paragraphs, EMPLOYEE hereby releases and discharges BCI and all individuals now or previously employed by BCI, including, but not limited to, its present and former officers, directors, agents, employees, predecessors, successors, assigns and representatives (whether any of the aforementioned individuals were acting as agents for BCI or in their individual capacities) (the “Company”), from any and all claims and causes of action (except actions brought to obtain benefits specifically set forth in this Agreement) including, but not limited to, claims related to EMPLOYEE’s employment or separation from employment; any claims for salary, bonuses, severance pay, vacation pay or any claims under ERISA; any claim under New Jersey’s Wage and Hour Laws; any claim under the Worker Adjustment and Retraining Notification Act, any claim alleging sexual or other harassment, or discrimination based on race, color, national origin, ancestry, age, religion, marital status, sex, sexual orientation, citizenship status, medical condition, handicap or disability (as defined by the Americans with Disabilities Act or any state or local law), or any other unlawful discrimination (under Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act, the Equal Pay Act, the New Jersey Law Against Discrimination, or any other federal, state, or local laws); discharge in violation of New Jersey’s Conscientious Employee Protection Act or other state or federal “whistle blower” laws; discharge in violation of the federal Family and Medical Leave

Act, the New Jersey Family Leave Act or other state or federal family leave laws; breach of implied or express contract, breach of promises, misrepresentation, negligence, fraud, estoppel, defamation, infliction of emotional distress, violation of public policy, retaliatory discharge, wrongful or constructive discharge, retaliation, intentional tort or for attorneys’ fees, which EMPLOYEE, his heirs, executors, administrators, successors, and assigns now have, ever had or may hereafter have, whether known or unknown, suspected or unsuspected, up to and including the Termination Date.
     6.2 EMPLOYEE, for himself and his heirs, executors, administrators, personal representatives and members of his immediate family, also hereby waives all rights to file any charges or complaints arising out of his employment with or separation from the Company on his own behalf against the Company before any federal, state or local administrative agency, except where such waivers are prohibited by law. EMPLOYEE further waives all rights to recover any damages or equitable or other relief in any claim or suit brought by or through the Equal Employment Opportunity Commission, or any other federal, state or local agency on his behalf: under the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act of 1990, under Title VII of the Civil Rights Act of 1964, as amended; the Americans with Disabilities Act; the Equal Pay Act; the New Jersey Law Against Discrimination; or any other federal, state, or local discrimination law; except where such waiver is prohibited by law.
     6.3 Intentionally omitted.
     6.4 EMPLOYEE agrees to indemnify and hold harmless BCI from and against any and all direct or indirect costs, expenses and attorneys’ fees incurred as a result of his breach of this Section 6.
     6.5 EMPLOYEE further agrees that the releases contained in Sections 9.0 below shall survive in the event of a breach by EMPLOYEE.
     6.6 In consideration of the arrangements described in this agreement, BCI hereby releases and discharges EMPLOYEE from any and all claims and causes of action (except actions brought to enforce the obligations specifically set forth in this Agreement), except for actions or claims based on willful misconduct or fraud.
7. No Admission of Liability: The making of this Agreement and anything contained herein is not intended, and shall not be construed, as an admission that BCI or EMPLOYEE has violated or abridged any federal, state or local law (statutory or common law), ordinance or regulation; breached any contract; or violated any right or obligation that is may owe or may have owed to EMPLOYEE or BCI (as the case may be), or committed any wrong whatsoever against EMPLOYEE or BCI (as the case may be).
8. Confidentiality of Agreement: The Parties agree that the terms and conditions of this Agreement, including the discussions and correspondence that led to this Agreement are confidential. EMPLOYEE represents that neither he nor any attorney he may have retained to review this Agreement, have disclosed the terms or conditions of this Agreement to anyone, except as permitted pursuant to this Section 8. Except as may be required by law, neither EMPLOYEE nor his attorneys may disclose the terms and conditions of this Agreement to any other person or entity, except that EMPLOYEE may disclose the provisions of this Agreement to his immediate family and financial advisors. If subpoenaed to appear in any civil or criminal litigation, or by any governmental authority, to testify as to the contents of this Agreement, EMPLOYEE agrees to, within three (3) business days after receipt of such subpoena, forward a copy of the subpoena to the Chief Executive Officer of BCI and to notify the proponent of the subpoena that this Agreement is the subject of a Confidentiality Agreement. BCI may disclose the terms and conditions of this Agreement to its respective officers, directors, employees, accountants and counsel who have a business need to know, and as required by law. EMPLOYEE further agrees that he will not encourage others who are not parties to this Agreement to demand any disclosure of the terms and conditions of this Agreement.
9. Non-Disclosure Obligations:
(a)	EMPLOYEE hereby covenants and agrees that he shall not, without the express written consent of the CEO of BCI:
(i)	use or disclose any Confidential Information, however acquired. As referred to in this Agreement, “Confidential Information” shall mean technical and business information, not already in the public domain, about BCI, and its clients and customers that was learned by EMPLOYEE in the course of his employment with BCI (including, without limitation, all periods of employment with any predecessor of BCI) including, without limitation, any trade secrets, its customer lists, prospective customers, rates, card sales information, contractors and sub-contractors lists, distributor and sub-distributor agreements, financial information, computer programs, object code, source code, specifications, flow charts and other data, services, vendors, processes, methods, knowledge, research, development, product or service plans, licenses and other agreements, marketing and business plans, business partners or affiliates, designs, costs, pricing strategy, business models, competitive strategy, marketing plans, business opportunities, personnel, research and development activities, know-how, pre-release products, or other information of a confidential and proprietary nature and all summaries, reports and analyses which contain or reflect such information, and various other financial and business information of BCI;

(ii)	duplicate or replicate or cause or permit others to duplicate or replicate any document or other material in any medium embodying any Confidential Information; and

(iii)	disclose or permit the disclosure of any Confidential Information to any person or entity, under any circumstances, unless EMPLOYEE is required to disclose such information by law or pursuant to a judicial order, in which case EMPLOYEE must provide three (3) days’ prior written notice to BCI, including the type of Confidential Information to be disclosed, and BCI must consent to such disclosure if such consent is permissible within the judicial time constraints.

(b)	EMPLOYEE hereby agrees to promptly return to BCI all tangible materials and all copies thereof, in whatever media, in his possession or control, containing or employing any Confidential Information relating to BCI or any of its subsidiaries.
10. Non-Compete and Non-Solicitation Obligations. EMPLOYEE acknowledges and agrees that:
(a)	For a period of two (2) years immediately following the Effective Date, except upon the express written consent of BCI, EMPLOYEE hereby covenants and agrees that he shall not, directly or indirectly:
(i)	influence or attempt to, or assist or advise any person attempting to, influence customers, distributors, partners or suppliers of BCI (x) to divert any part of their business away from BCI, (y) to cause damage to the business of BCI, or (z) to do any material business with any competitor of BCI; or

(ii)	except for general solicitations not directed at BCI specifically, solicit or recruit any employee, officer, partner or consultant of BCI to leave the employment of BCI or terminate his/her relationship with BCI and that he will not advise or otherwise assist or advise any other person to solicit or recruit any employee, officer, partner or consultant of BCI.
(b)	For a period ending June 29, 2007, will not engage in Competition, as such term is defined in the Employment Agreement dated January 1, 2006.
The parties hereto agree that the provisions of this Section 10 supersede and replace any and all prior non-compete, non-disclosure, and non-solicitation agreements between EMPLOYEE and BCI notwithstanding any survival clauses therein contained (except to the extent relied upon to define Competition and the parameters thereof). The parties further agree that the provisions of this Section 10 shall be interpreted as broadly as possible to enforce such provisions; provided, however, that in the event that any provision of this Section 10 is held invalid or unenforceable or are deemed to exceed the time, geographic or scope limitations permitted by applicable law, then such provisions shall be reformed to the maximum time, geographic or scope limitations, as the case may be, permitted by applicable laws, and such other changes shall be made to give effect to the original intent of the parties.
11. Non-Disparagement: The Parties hereto agree that they will not at any time, in any way, disparage the other, (and EMPLOYEE agrees that this includes any individuals associated with the Company) by making or soliciting any comments, statements or the like to the media or to others, either orally or in writing, that may be considered to be derogatory or detrimental, in any way, to the good name or business reputation of the EMPLOYEE or the Company. The Parties hereto further agree that they will not engage in any conduct that is in any way injurious, or may be perceived to be injurious, to the other’s reputation or interest (other than normal competitive process not in violation of this Agreement), including, but not limited to, encouraging or assisting others to bring any form of suit, claim or cause of action against the other in any forum.

12. Breach: The Parties agree and acknowledge that if they breach any representation, covenant, promise or undertaking made pursuant to this Agreement, EMPLOYEE and BCI are authorized to pursue all rights and remedies available in law or in equity, which rights and remedies, in the event of a material breach hereunder (which, if curable, has not been cured within ten (10) days of EMPLOYEE’s or BCI’s receipt of written notification from the other party with respect to such breach).
13. Representations and Warranties:
     13.1 BCI represents that it has the authority to enter into this Agreement and that it has obtained the necessary corporate approvals to do so.
     13.2 EMPLOYEE represents and warrants that he is fully capable of understanding the terms and conditions of this Agreement; that he has carefully read the Agreement in its entirety; that he has had the opportunity to have the provisions of the Agreement explained to him by his own independent counsel, that he fully understands their terms and significance; and that he voluntarily assents to all the terms and conditions contained herein.
14. Indemnification. The Company will continue to indemnify you to the same extent you were and have been covered by the indemnification provisions of the Company’s articles of incorporation and bylaws until the end of the Termination Date, and thereafter to the same extent other officers would be covered for prior actions after termination of employment.
15. Severability: If, at any time after the Effective Date of this Agreement, any provision of this Agreement shall be held to be illegal, void or unenforceable, such provision shall be of no force and effect. However, the illegality or unenforceability of such provision shall have no effect upon, and shall not impair the enforceability of any other provision of this Agreement; provided that, upon a finding by a court or agency of competent jurisdiction that the release of claims contained in Section 6 above, is illegal, void or unenforceable, the Parties agree that, at the request of the other, as the case may be, the party involved will execute a release covering all the same claims as are released under Section 6 above, that is legal and enforceable.
16. Prior Agreements Superceded; No Oral Modification: This Agreement constitutes the complete understanding between the Parties and supersedes any and all prior agreements between the parties. EMPLOYEE acknowledges that neither BCI nor any representative of BCI has made any representation or promises to him other than as set forth herein. This Agreement may not be modified except in a writing signed by both EMPLOYEE and the CEO of BCI.
17. No Assignment of Claims: Each of the parties represents and warrants that it has not assigned or transferred any of the claims released under this Agreement, or any portion of or interest in any such claims, to any other individual, firm, or other entity.
18. Arbitration: Any dispute arising out of or relating to this Agreement, shall be finally determined by arbitration in the State of New Jersey in accordance with the employment arbitration rules of the American Arbitration Association. The results of any such arbitration shall be final and binding upon the parties hereto, and any party may enforce any arbitration award in any court of competent jurisdiction. The prevailing party as determined by the trier of fact shall be entitled to recover all of its reasonable attorneys’ fees and legal costs incurred in connection with the arbitration.
19. Choice of Law: This Agreement will be construed and enforced in accordance with the laws of the State of New Jersey, without regard to its conflict of law rules.
20. Counterparts: This Agreement may be executed in counterparts, each of which shall be deemed an original. Facsimile signatures shall be deemed effective if subsequently followed by handwritten signatures.
21. Construction of Agreement: This Agreement shall be interpreted without regard to the identity of the drafter, and shall not be construed for or against either party. The subheadings in this Agreement are for convenience only and shall not affect the interpretation of the substantive terms of this Agreement.
22. Binding Agreement: This Agreement shall be binding upon the parties and upon their heirs, administrators, representatives, executors, successors and assigns.
     WHEREFORE, the parties, by their signatures below, evidence their agreement to the provisions stated above:

Berliner Communications, Inc.
	Signature:	/s/ Rich Berliner

Dated: March 1, 2007	By: Rich Berliner

Title: Chief Executive Officer

I HAVE READ AND UNDERSTOOD THIS AGREEMENT, INCLUDING THE GENERAL RELEASE OF ALL CLAIMS CONTAINED IN SECTION 6, AND AM IN AGREEMENT WITH ITS TERMS.

Dated: March 1, 2007

/s/ Patrick G. Mackey

Patrick G. Mackey

Berliner Communications, Inc.

Signature:	/s/ Rich Berliner

By: Rich Berliner
Title: Chief Executive Officer